EXHIBIT 21

The Shyft Group, Inc. Significant(1) Subsidiary List

The Shyft Group USA, Inc. (South Dakota corporation)
The Shfyt Group Services, LLC (Indiana limited liability company)
The Shyft Group Upfit Services, Inc. (Michigan corporation)
The Shyft Group GTB, LLC (Michigan limited liability company)
Royal Truck Body LLC (California limited liability company)
The Shyft Group DuraMag LLC (Michigan limited liability company)

The Shyft Group EV Solutions, LLC (Michigan limited liability company)

Certain companies may also use trade names or other assumed names in the conduct of their business.

(1) As defined in Rule 1-02(w) of Regulation S-X, and other more significant operating companies as determined by management.